Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Andrew Johannesen

Media – David R. Hansen

Westlake Chemical Corporation Announces First Quarter Earnings

First quarter 2011 highlights

•	Earnings per share up over 350% versus Q1 2010.
•	Record quarterly income from operations.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended March 31, 2011 of $83.5 million, or $1.25 per diluted share, on sales of $867.3 million. This represents an improvement from the quarter ended March 31, 2010 net income of $17.6 million, or $0.27 per diluted share, on sales of $778.3 million. Sales for the first quarter of 2011 increased $89.0 million compared to the first quarter of 2010 primarily due to higher sales prices for all major products and higher caustic and PVC resin sales volumes, partially offset by lower building products sales volume. PVC resin sales volume benefited from a strong export market in the first quarter of 2011. Income from operations was $140.6 million for the first quarter of 2011 as compared to $34.4 million for the first quarter of 2010. Income from operations benefited from improved product margins due primarily to a 14.1% increase in product prices, higher production rates, improved PVC resin sales volume and lower ethane costs. The first quarter of 2010 was negatively impacted by an unscheduled outage at one of our ethylene units in Lake Charles, Louisiana caused by freezing temperatures.

First quarter 2011 net income of $83.5 million, or $1.25 per diluted share, decreased slightly from the $84.1 million, or $1.26 per diluted share, reported by the Company in the fourth quarter of 2010. The reduction in net income was due to higher interest expense related to the issuance of $154.0 million of tax-exempt bonds in December 2010 and slightly higher provision for income taxes, partially offset by an increase in income from operations. First quarter 2011 sales of $867.3 million increased $71.9 million compared to sales of $795.4 million in the fourth quarter of 2010. The increase in sales was largely due to higher sales prices for most major products and an increase in polyethylene, PVC resin and caustic sales volumes. First quarter 2011 income from operations of $140.6 million increased $3.5 million over the income from operations in the fourth quarter of 2010 of $137.1 million. The increase in income from operations was primarily due to higher polyethylene, PVC resin and caustic sales volumes and higher sales prices for most major products in the first quarter of 2011. The increase was partially offset by higher feedstock costs and higher operating costs resulting from a reduction in our ethylene operating rates in Lake Charles due to a fire at a third party storage facility in Mont Belvieu, Texas in the first quarter of 2011. The fire caused an interruption in our normal feedstock supply chain resulting in reduced operating rates and the purchase of higher cost replacement feedstock.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report record quarterly income from operations for the first quarter of 2011. The Olefins segment continues to benefit from lower cost natural-gas based ethylene production, strong demand for polyethylene, high operating rates and our higher margin specialty polyethylene product mix. Vinyls segment margins benefited from strong export demand for PVC resin and rising caustic and PVC resin export prices. As part of our integration strategy, we recently announced a program to expand our ethylene capacity by debottlenecking our ethylene units and increasing our use of ethane at Lake Charles. We are also evaluating expansion options and the potential upgrade of our ethylene production facilities at Calvert City, Kentucky in order to capitalize on new low cost ethane and other ‘light’ feedstocks being developed in North America. We will continue to explore opportunities to expand our production base and enhance the quality of our assets.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $174.4 million for the first quarter of 2011 increased $106.8 million compared to EBITDA of $67.6 million for the first quarter of 2010. EBITDA for the first quarter of 2011 increased $2.0 million over the $172.4 million reported in the fourth quarter of 2010. A reconciliation of EBITDA to reported net income and to net cash provided by (used for) operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $40.7 million in the first quarter of 2011. Capital expenditures for the first quarter of 2011 were $28.8 million. At March 31, 2011, we had $793.7 million of cash including $139.2 million of restricted cash, and our long-term debt was $764.5 million. The restricted cash is designated for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment was $145.3 million in the first quarter of 2011, an increase of $87.1 million compared to the $58.2 million reported in the first quarter of 2010. This increase was mainly attributable to improved Olefins segment integrated product margins, which benefited from an increase in product prices, higher styrene sales volume, lower ethane costs and higher operating rates when compared to the prior year period. The first quarter of 2010 was negatively impacted by the unscheduled outage at one of our ethylene units in Lake Charles.

Income from operations for the first quarter of 2011 for the Olefins segment was $145.3 million, a decrease of $9.2 million from the $154.5 million reported in the fourth quarter of 2010. This decrease was primarily due to higher operating costs resulting from the reduction in ethylene operating rates in Lake Charles due to the February 2011 fire at a third party storage facility in Mont Belvieu.

VINYLS SEGMENT

The Vinyls segment incurred a loss from operations of $2.8 million in the first quarter of 2011 compared to a loss from operations of $14.9 million in the first quarter of 2010, an improvement of $12.1 million. This improvement was primarily due to higher caustic and PVC resin margins and higher PVC resin sales volume as compared to the prior year period. PVC resin sales volume benefited from a strong export market in the first quarter of 2011. The improvement was partially offset by higher propane costs.

The Vinyls segment loss of $2.8 million in the first quarter of 2011 was an improvement of $9.6 million when compared to the loss of $12.4 million in the fourth quarter of 2010. The improved results were primarily due to higher sales prices for all major products and increases in sales volumes for PVC resin and caustic as compared to the fourth quarter of 2010, partially offset by an increase in feedstock costs.

The statements in this release relating to matters that are not historical facts, including statements regarding the program to expand Westlake’s ethylene capacity, expansion options and the potential upgrade of ethylene production facilities at Calvert City and opportunities to expand Westlake’s production base and enhance the quality of its assets, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC in February 2011.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by (used for) operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter 2011 results will be held Tuesday, May 3, 2011 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 271-6130, or (617) 213-8894 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 82122359.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. EDT on Tuesday, May 10, 2011. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 85290921.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=3965198 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$867,252	$778,334
Cost of sales	699,668	720,654

Gross profit	167,584	57,680

Selling, general and administrative expenses	26,947	23,251

Income from operations	140,637	34,429

Interest expense	(12,920)	(8,788)
Other income, net	1,207	1,094

Income before income taxes	128,924	26,735

Provision for income taxes	45,380	9,088

Net income	$83,544	$17,647

Earnings per share
Basic	$1.26	$0.27
Diluted	$1.25	$0.27

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2011	December 31, 2010
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$654,503	$630,299
Accounts receivable, net	409,420	362,863
Inventories, net	446,257	450,028
Other current assets	31,171	32,770

Total current assets	1,541,351	1,475,960
Property, plant and equipment, net	1,173,185	1,170,334
Restricted cash	139,178	150,288
Other assets, net	153,154	157,562

Total assets	$3,006,868	$2,954,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$277,371	$323,578
Long-term debt	764,502	764,482
Other liabilities	370,488	361,014

Total liabilities	1,412,361	1,449,074

Stockholders’ equity	1,594,507	1,505,070

Total liabilities and stockholders’ equity	$3,006,868	$2,954,144

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands of dollars)
Cash flows from operating activities
Net income	$83,544	$17,647
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	32,578	32,028
Deferred income taxes	7,416	664
Other balance sheet changes	(82,878)	(105,417)

Net cash provided by (used for) operating activities	40,660	(55,078)

Cash flows from investing activities
Additions to property, plant and equipment	(28,808)	(14,719)
Proceeds from disposition of assets	630	—
Proceeds from repayment of loan to affiliate	167	167
Settlements of derivative instruments	(222)	7,785

Net cash used for investing activities	(28,233)	(6,767)

Cash flows from financing activities
Proceeds from exercise of stock options	4,820	344
Dividends paid	(4,218)	(3,802)
Utilization of restricted cash	11,175	4,974

Net cash provided by financing activities	11,777	1,516

Net increase (decrease) in cash and cash equivalents	24,204	(60,329)
Cash and cash equivalents at beginning of the year	630,299	245,592

Cash and cash equivalents at end of the year	$654,503	$185,263

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands of dollars)
Net external sales
Olefins	$605,080	$565,024
Vinyls	262,172	213,310

	$867,252	$778,334

Income (loss) from operations
Olefins	$145,256	$58,245
Vinyls	(2,848)	(14,926)
Corporate and other	(1,771)	(8,890)

	$140,637	$34,429

Depreciation and amortization
Olefins	$21,644	$21,236
Vinyls	10,774	10,645
Corporate and other	160	147

	$32,578	$32,028

Other income, net
Olefins	$180	$38
Vinyls	511	383
Corporate and other	516	673

	$1,207	$1,094

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY (USED FOR) OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2010	2011	2010
	(In thousands of dollars)
EBITDA	$172,397	$174,422	$67,551
Less:
Provision for income taxes	44,613	45,380	9,088
Interest expense	11,301	12,920	8,788
Depreciation and amortization	32,410	32,578	32,028

Net income	84,073	83,544	17,647
Changes in operating assets and liabilities	(16,631)	(50,300)	(73,389)
Deferred income taxes	861	7,416	664

Net cash provided by (used for) operating activities	$68,303	$40,660	$(55,078)

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2011 vs. First Quarter 2010		First Quarter 2011 vs. Fourth Quarter 2010
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+14.2%	-7.1%	+9.1%	-1.7%
Vinyls	+13.7%	+9.2%	+5.9%	+7.4%
Company	+14.1%	-2.6%	+8.1%	+0.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
Ethane (cents/lb)	24.7	18.4	16.2	21.4	22.1
Propane (cents/lb)	29.4	25.7	25.3	29.8	32.4
Ethylene (cents/lb) (2)	52.3	45.6	38.3	47.3	49.3
Polyethylene (cents/lb) (3)	86.3	89.0	86.7	92.7	96.7
Styrene (cents/lb) (4)	67.7	64.7	55.2	63.3	74.0
Caustic ($/short ton) (5)	273.3	356.7	380.0	451.7	470.0
Chlorine ($/short ton) (6)	311.7	310.0	335.0	335.0	315.0
PVC (cents/lb) (7)	66.3	67.3	64.0	67.7	69.5

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.